Exhibit 10.1
                              EMPLOYMENT AGREEMENT

           EMPLOYMENT AGREEMENT between ALON MAOR, a citizen of Israel ("Employee"), on the one hand, and LUMENIS INC., a Massachussetts company with offices located at Santa Clara, California, USA ("Lumenis") and ESC Medical Systems Ltd., an Israeli company with offices located at Yokneam, Israel, on the other hand ("ESC Ltd."). Lumenis and ESC Ltd. hereinafter referred to collectively as "ESC").

                              W I T N E S S E T H:

           WHEREAS, ESC is engaged in the development, manufacture, marketing, distribution, sale and servicing of laser and intense-pulsed light systems;

           WHEREAS, ESC desires to employ Employee as Executive Vice President of the Aesthetic Business Unit of ESC.

           NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.   EMPLOYMENT.

           With effect from the Effective Date (as defined in Section 3), ESC employs Employee, and Employee accepts employment with ESC, upon the terms and conditions set forth herein.

2.   DUTIES.

           2.1 ESC hereby engages Employee to serve as Executive Vice President of the Aesthetic Business Unit of ESC during the term hereof. Employee shall be principally located at Lumenis' facilities in Santa Clara, California.

           2.2 Employee shall devote his full business time and attention to the business of ESC and shall perform his duties diligently and promptly for the benefit of ESC. During his employment hereunder, Employee shall not undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other business, duties or pursuits except with the prior written consent of the CEO, COO or CFO of ESC.

           2.3  Employee shall report regularly to the CEO and COO of ESC.

3.   TERM.

           3.1 Employee's employment under this Agreement shall commence on the issuance of a valid US non-resident employment visa to Employee (the "Effective Date") and shall end on the earliest of: (i) the death or disability (as defined herein) of Employee; (ii) the termination of Employee's employment by ESC for "cause" (as defined herein) after providing thirty (30) days advance notice;
(iii) the termination of Employee's employment by either party after providing 180 days advance notice; or (iv) three (3) years from the Effective Date. The term will extend for additional one year periods following the completion of the initial three-year term unless either party delivers a notice of intention not to renew no later than six months preceding the expiration of the then-current term.

           3.2 If ESC terminates this Agreement pursuant to section 3.1(iii), and such notice is provided at any time during the months of October, November or December, the notice period shall be extended by such number of days so as to end on June 30th of the following calendar year. ESC shall in any event continue to pay Employee's full compensation hereunder until the expiration of the notice period, provided that giving of such notice by ESC shall not prejudice Employee's rights or remedies hereunder. Notwithstanding the preceding sentence, ESC has the right to pay Employee salary in-lieu of notice and to remove the Employee from ESC's premises.

           3.3 For the purpose of this paragraph 3, "disability" shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of two (2) successive months. Disability shall occur upon the end of such two-month period.

           3.4 For the purpose of this paragraph 3, "cause" shall exist if Employee (i) willfully breaches any of the material terms or conditions of his employment hereunder; (ii) engages in willful misconduct or acts in bad faith with respect to ESC, in connection with and related to the employment hereunder;
(iii) is convicted of a felony, or is held liable by a court of competent jurisdiction for common law fraud; or (iv) fails to comply with the instructions of ESC's CEO, COO, CFO or Board of Directors in a manner materially detrimental to ESC, provided that, with respect to clauses (i), and (iv), if Employee has cured any such condition (that is reasonably susceptible to cure) within 7 days after Employee's receipt of written notice setting forth with particularity the facts and circumstances relied upon by ESC as the basis for cause then "cause" shall be deemed not to exist.

           3.5 During the period following notice of termination by any party for any reason, the Employee shall cooperate with ESC and use his best efforts to assist the integration into the ESC organization of the person or persons who will assume the Employee's responsibilities. Moreover and without derogating from the preceding, if ESC has not exercised its right in subsection 3.2 and removed Employee from the premises, the Employee shall continue to perform his duties diligently and promptly for the benefit of ESC as set out in Section 2.1 throughout the notice period and until the termination of Employee's employment hereunder.

4.   COMPENSATION.

           4.1 During the term hereof, and subject to the performance of the services required to be performed hereunder by Employee, ESC shall pay to Employee for all services rendered by Employee under this Agreement an annual base salary of $200,000, payable not less often than monthly and in accordance with ESC's normal and reasonable payroll practices, in a monthly gross amount of $16,667 exclusive of any bonus amounts or other benefits to or on behalf of Employee provided by or through ESC (the "Base Salary").

           4.2 In addition to the compensation set forth above, Employee shall be awarded an annual bonus of 90% of the annual Base Salary payment if the business units for which Employee is responsible meet 100% of bottom line and top line performance annual goals agreed to between the CEO of ESC Ltd. and the Employee prior to the Effective Date and annually thereafter. If achievement of the goals exceeds or is less than 100%, the percentage of Base Salary to be paid as bonus shall correspondingly be increased in excess of or decreased below the set 90%. Within seven days from the date of this Agreement, the parties shall agree to a formula specifying the calculation of such fluctuation. The foregoing goals and applicable bonus percentage amounts, once agreed, may not be amended without mutual consent.

           4.3 The Employee shall be awarded a one-time special integration bonus upon the achievement of corporate objectives as established by the Board of Directors relating to ESC's financial results for the year 2002 as follows:

               (a)  $250,000 to be paid January 1, 2003

               (b) a grant of options to purchase 25,000 shares of ordinary shares of ESC Ltd., at a per share exercise price equal to the market price on the date of grant subject to the Employee's continued employment with ESC on the date of grant. Such options are to be granted as of January 1, 2003 and shall vest 50% on January 1, 2004 and 50% on January 1, 2005. The vesting of such options shall be subject to the Employee's continued employment with ESC on each relevant date of vesting. When issued these options will be governed by substantially the same terms as contained in the Stock Purchase Agreement to be entered with respect to the options granted in Section 5 attached as Appendix A-1 and A-2 hereto.

5.   OPTIONS.

           5.1 The parties confirm that as of January 2, 2001 ESC Ltd. has granted Employee the option under ESC Ltd.'s 2000 Share Option Plan to purchase 100,000 shares of the ordinary shares of ESC Ltd. at a per share exercise price of $10.90, of which options for 33,334 shares vest on January 2, 2002 and options for 33,333 shares vest on each of January 2, 2003 and January 2, 2004 .

           5.2 ESC Ltd. hereby grants Employee the option under ESC Ltd.'s 2000 Share Option Plan to purchase 20,000 shares of the ordinary shares of ESC Ltd. at a per share exercise price of $24.90, of which options for 6,667 shares vest in each of May 30, 2002 and May 30, 2003, and options for 6,666 shares vest on May 30, 2004.

           5.3 Concurrently with the execution of this Agreement and as a condition of Employee's obligations hereunder, Employee and ESC Ltd. will enter into Stock Option Agreements containing more detailed terms relating to the foregoing options the forms of Appendix A-1 and A-2 hereto. The Employee acknowledges that the options granted under this Section 5 and sub-section 4.3(b) are subject to ESC receiving shareholder approval for the 2000 Share Option Plan.

6.   OTHER BENEFITS.

           6.1 As per Employee's prior employment agreement, ESC shall pay on behalf of Employee a housing allowance equal to Employee's actual rent or acquisition costs, subject to an annual maximum of $96,000. Employee shall be responsible for paying any taxes attributable to receipt of this allowance.

           6.2 As per Employee's prior employment agreement, ESC shall pay on behalf of Employee the tuition and school fees for Employee's children from pre-school through high school. Two children will be enrolled in school for the 2001-2002 school year, at an aggregate tuition of approximately $18,000. ESC will reimburse Employee for any income taxes payable by Employee attributable to receipt of this tuition benefit (including taxes payable by Employee in respect of reimbursement amounts paid).

           6.3 ESC shall pay Employee $10,000 on the Effective Date and $10,000 on January 1, 2002 to cover incidental unreimbursed relocation costs. If Employee is terminated for cause prior to the second anniversary of the Effective Date, Employee will return to ESC an amount equal to the cumulative amount received by Employee under this Section 6.3, less the product of (a) $833.33 and (b) the number of months elapsed between the Effective Date and termination date.

           6.4 ESC shall grant Employee all social and fringe benefits, such as pension, life insurance, medical and dental insurance, disability insurance, certain saving programs and the like as are granted to ESC's comparable senior executives under their usual terms pursuant to Lumenis' current policy (including employees' participation therein). ESC shall grant such benefits on the basis of the portion of the Base Salary payable thereby hereunder. Employee shall be entitled to participate in Lumenis's 401(K) Plan in an amount up to 6% of Employee's gross salary by Lumenis matching

Employee's 401(K) contributions on a dollar-for-dollar basis up to a ceiling as set out in statutory requirements.

           6.5 Employee shall be entitled to two (2) weeks of paid vacation, and five (5) days of special executive vacation, during each calendar year that this Agreement is in effect, to be taken at times subject to the reasonable approval of ESC. Beginning January 2002,Employee and his family will be entitled to a home leave to Israel each calendar year that this Agreement is in effect, and ESC shall reimburse the cost of a round trip full fare economy class for Employee and his family between California and Israel.

           6.6 Employee shall be entitled, in accordance with ESC's reimbursement policies in effect from time to time, to receive reimbursement from ESC for reasonable business expenses incurred by Employee in the performance of his duties hereunder, provided Employee furnishes ESC with vouchers, receipts and other details of such expenses in the form required by ESC sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of the relevant taxing authorities.

7.   SECRECY AND NONDISCLOSURE.

              Employee shall treat as secret and confidential all of the processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information which are not of public knowledge or record pertaining to the business of ESC, including without limitation, all business information relating to customers and suppliers and products of which the Employee becomes aware during and as a result of his employment or association with ESC. Employee shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any such processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information pertaining to ESC's existing or future business or products. Employee may disclose or use such information, if at all, only with the prior express written consent of ESC.

8.   NON-COMPETITION.

           8.1 Employee agrees that during the term of this Agreement and for a period of one (1) year after he ceases to be employed by ESC he shall not for his own benefit for the benefit of any third party or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than 5% of the outstanding shares) sell, distribute or in any way market any product, service or technology of ESC, or which competes with the business of ESC, or interest himself in or engage in any business or enterprise, anywhere in the world, that competes with the business of ESC .

           8.2 Employee agrees that during a period of one year from termination of this Agreement he shall not employ directly or indirectly any individual then employed by ESC.

9.   DEVELOPMENT RIGHTS.

      Employee agrees and declares that all proprietary information including but not limited to trade secrets and know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment or association with ESC shall be the sole and exclusive property of ESC. Employee shall execute all documents necessary to assign any patents to ESC and otherwise transfer such proprietary rights to ESC.

10.  BENEFIT.

           Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon ESC, its successors and assigns, including, without limitation, any subsidiary or affiliated entity and shall inure to the benefit of, and be binding upon, Employee, his heirs, executors, administrators and legal representatives.

11.  INTERPRETATION

           If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, such provision shall be construed, by limiting and/or reducing it, in a manner to enable it to be enforced to the extent compatible with applicable law as then in effect.

12.  ENTIRE AGREEMENT

       This agreement sets forth the entire agreement and understanding between the parties superceding all prior or contemporaneous representations, agreements or understandings concerning the subject matter addressed herein. Each party hereby releases and forever discharges the other party from any and all claims, demands, causes of action or suits at law or in equity of any nature whatsoever, known or unknown, under any prior agreement concerning the subject matter herein whether entered into directly by the Employee or any other entity within his control and/or direction.

13.  APPLICABLE LAW.

           This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

           IN WITNESS WHEREOF, the parties have executed this Agreement this 11th day of July, 2001.


LUMENIS  INC.


------------------------------------
By:
Title:

ESC MEDICAL SYSTEMS LTD.


------------------------------------
By: Yacha Sutton
Title:  CEO



------------------------------------
ALON MAOR